Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Immix Biopharma, Inc. of our report dated March 25, 2026 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Immix Biopharma, Inc. for the year ended December 31, 2025.

/s/ Crowe LLP

Crowe LLP

Los Angeles, California

March 25, 2026